Exhibit 4.4

POWER OF ATTORNEY

Statements on Schedule 13D

The undersigned hereby constitutes and appoints Peter Fuchs as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on the undersigned’s behalf any or all Statements on Schedule 13D, and any or all amendments thereto, or any other documents whatsoever, relating to the common stock of Masisa S.A., and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact or agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the promises, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Dated as of 4 April 2003.

/s/ Wenceslao Casares
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Wenceslao Casares